Exhibit 99.1

COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. ANNOUNCES COMPLETION OF A

$60 MILLION CONVERTIBLE DEBENTURES PRIVATE PLACEMENT OFFERING

Oklahoma City, Oklahoma . . . . June 28, 2007 . . . . LSB Industries, Inc. (AMEX: “LXU”) today announced the pricing and closing of the sale of a $60 million aggregate principal amount of its 5.5% Convertible Senior Subordinated Debentures due 2012 (“Debentures”) in a private placement to qualified institutional buyers pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. The Debentures will bear interest at a rate of 5.5% per annum. The Debentures are convertible, in whole or in part, into shares of LSB common stock prior to their maturity on July 1, 2012, at a conversion rate of $27.47 per share, or 36.4 shares per $1,000 Debenture, subject to adjustment under certain conditions.

The Debentures may be redeemable by LSB beginning July 2, 2010, under certain conditions. The redemption price is payable at LSB’s option in cash or, subject to certain conditions, in shares of LSB’s common stock. At maturity, LSB may elect to pay up to one-half of the principal amount of the Debentures, plus accrued and unpaid interest due thereon at maturity, in shares of LSB common stock under certain conditions.

LSB intends to use the net proceeds of the offering to redeem its outstanding shares of $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2; repayment of certain outstanding mortgages and equipment loans; pay accrued and unpaid dividends on its outstanding shares of Series B 12% Cumulative Convertible Preferred Stock and Series D 6% Cumulative Convertible Class C Preferred Stock; and the balance to initially reduce outstanding borrowings under the existing revolving working credit facility, for certain discretionary capital expenditures and general working capital purposes. This press release is not, and does not constitute, a redemption notice under the terms of the $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2.

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LSB Industries, Inc. News Release	Page 2
June 28, 2007

The Debentures and the common stock issuable upon conversion of the Debentures have not been registered under the Securities Act of 1933, as amended (the “Act”), or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state securities laws. The investors have certain registration rights covering the Debentures and the shares of common stock issuable upon conversion of the Debentures. This press release shall not constitute an offer to sell or solicitation of an offer to buy Debentures and is issued pursuant to Rule 135c under the Act.

LSB is a manufacturing, marketing, and engineering company with activities on a worldwide basis. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services and other activities.